Exhibit 99.1
[Logo of RAM Re]
RAM Holdings Ltd. Reports First Quarter 2006 Earnings
Hamilton, Bermuda, May 16, 2006 — RAM Holdings Ltd. (NASDAQ: RAMR) (RAM) today reported first quarter net income of $6.6 million, or $0.25 per diluted share, compared to net income and earnings per diluted share in the first quarter of 2005 of $6.3 million and $0.24, respectively. For the quarter ending March 31, 2006, net income increased by 5.6% and earnings per diluted share increased by 4.2% relative to the first quarter of 2005.
While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other non-GAAP information because many research analysts and investors evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively “net security gains and losses”). Operating earnings per diluted share increased by 8.3% for the quarter ended March 31, 2006 relative to the comparable 2005 period and the following table provides first quarter comparisons of operating earnings:

	First Quarter
Diluted earnings per share:	2006	2005
Net income per diluted share	$0.25	$0.24
Less: Effect of net security gains/(losses)	(0.01)	—

Operating earnings	$0.26	$0.24
Commenting on results, RAM Chief Executive Officer Vern Endo said, “Overall financial results generally met with our expectations as net income improved even with the inclusion of approximately $1.3 million in additional first quarter expenses associated with our IPO. We experienced anticipated strong growth in earned premiums and investment income. Although net written premiums were a bit less than in last year’s first quarter, our business volume as measured by adjusted gross premiums reflects a more substantial decline. The volume of par that we reinsured in the first quarter is consistent with our expectations that for the full year we will assume business at a par volume about the same level as in 2005. However, it is clear from the reports of our primary insurance customers that they continue to view market conditions as challenging.”
Summary of Financial Results
Gross premiums written in the quarter totaled $14.6 million, a 3.9% decline from the $15.2 million of gross premiums written in the first quarter of 2005. Adjusted gross premiums written, a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter, were $20.4 million in the quarter, a 32.2% decline from first quarter 2005 when adjusted gross premiums totaled $30.1 million. There is a reconciliation of adjusted gross premiums written to gross premiums written by product line provided in the table below:

	First Quarter
($ millions)	2006	2005
Premiums written
Public finance	8.9	10.0
Structured finance	5.7	5.2

Gross premiums written	$14.6	$15.2
less installment premiums written	6.9	6.4

Upfront premiums	$7.7	$8.8
PV installment premiums on new business*	12.7	21.3

Adjusted gross premiums written	$20.4	$30.1
* Due to the timing of reports to us by our ceding companies, the present value of estimated installment premiums is reported on a one-quarter lag.
The decline in adjusted gross premiums for the quarter compared to the first quarter of a year ago reflects the combined impact of a lower volume of total par assumed in our 2006 first quarter relative to 2005; improved average premium rates for the U.S. public finance business we reinsured in the quarter offset by lower premium rates for international public finance business; and the structured finance business that we reinsured included a larger portion of business carrying AAA/Aaa level ratings prior to credit enhancement and thus having lower absolute premium rates than business with unenhanced credit ratings below the triple-A level.
Earned premiums in the quarter of $10.7 million were an 18.9% increase over the $9.0 million level in the comparable quarter of 2005. Adjusted for accelerated premiums from refundings of $0.6 million and $0.4 million in the first quarters of 2006 and 2005, respectively, earned premiums for the first quarter of 2006 were 17.4% greater than in the first quarter of 2005.
Net investment income for the first quarter of 2006 was $5.4 million, or 28.6% above the $4.2 million of net investment income reported in the first quarter of 2005. The increase in net investment income results primarily from a larger investment portfolio and improved book yield relative to first quarter of 2005.
Realized investment losses of $0.2 million in the first quarter of 2006 compare to realized investment losses of $0.3 million in the comparable quarter of 2005. In the first quarter of 2006 unrealized losses on credit derivatives were de minimus and compare with unrealized gains on credit derivative of $0.3 million in the first quarter of 2005.
RAM incurred losses and loss adjustment expenses of $1.1 million in first quarter 2006, or a loss ratio of 10.3%, compared to incurred losses and loss adjustment expenses in the first quarter of 2005 of $0.5 million, resulting in a loss ratio of 6.0%. Incurred losses and loss adjustment activity in the 2006 first quarter included the impact of $1.3 million in net additions to case reserves, largely due to increases in case reserves for two reinsured obligations affected by airline industry bankruptcies, and a $1.1 million increase in unallocated reserves, with these increases partially offset by a recovery on a claim paid during 2005.
Acquisition expenses of $3.9 million in the first quarter of 2006, or an acquisition expense ratio of 36.8%, compare to $3.3 million in the first quarter of 2005, or an acquisition expense ratio of 36.3%. Operating expenses of $3.5 million exceed last year’s first quarter level of $2.4 million by 45.8%. However, in the first quarter of 2006 operating expenses include approximately $1.3 million of expenses associated with the Company’s IPO-related activities, partially offset by a $0.4 million reduction in a compensation accrual due to a re-estimation of future book value on which certain payments will be based. RAM’s total expense ratio for the 2006 first quarter was 69.9%, an increase of 11.5% over the first quarter of 2005 when the expense ratio was 62.7%.
Interest expense of $0.7 million in the first quarter of 2006 was the same as in the first quarter of 2005.

Total assets of $557.0 million as of March 31, 2006 are up by less than 1% from year-end 2005. Shareholders’ equity of $321.4 million is $1.3 million below the level at December 31, 2005, as unrealized losses in the investment portfolio increased by $7.8 million during the first quarter to offset the increase in retained earnings for the period. Book value per diluted share was $12.39 at March 31, 2006 compared to $12.42 per diluted share at December 31, 2005.
Forward-Looking Statements
This release contains statements that may be considered “forward looking statements”. These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic and competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed of implied in the forward –looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us, our subsidiaries or customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor’s or Moody’s; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company’s reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.
Explanation of Non-GAAP Financial Measures
RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information. Management views these non-GAAP financial measures as key metrics for assessing the business and, as such, are meaningful to investors.
Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.
Adjusted Gross Premiums: Adjusted gross premiums are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted gross premiums provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

RAM Holdings Ltd.
Combined Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2006	2005
Assets

Investments: Fixed-maturity securities held as available for sale, at fair value (Amortized Cost: $484,232,094 and $474,447,225)	$471,908	$469,908
Cash and cash equivalents	5,040	6,070
Accrued investment income	3,476	4,692
Premiums receivable	2,828	1,988
Recoverable on paid losses	1,254	1,280
Deferred policy acquisition costs	67,191	66,220
Fixed assets	104	124
Deferred expenses	869	849
Prepaid expenses	1,197	114
Other assets	3,113	2,327

Total Assets	$556,980	$553,572

Liabilities and Shareholders’ Equity

Liabilities:
Loss and loss expense reserve	$18,983	$16,595
Unearned premiums	169,450	165,580
Accounts payable and accrued liabilities	1,860	3,108
Long-term debt	40,000	40,000
Accrued interest payable	—	693
Share based compensation liability	2,385	2,802
Other liabilities	2,929	2,138

Total Liabilities	235,607	230,916

Shareholders’ Equity:
Common stock: $0.10 par value; authorized shares — 100,000,000 and 45,000,000; Issued and outstanding shares — 25,884,755 shares at March 31, 2006 and December 31, 2005	2,588	2,588
Additional paid-in capital	210,960	211,057
Accumulated other comprehensive income	(12,338)	(4,540)
Retained earnings	120,163	113,551

Total Shareholders’ Equity	321,373	322,656

Total Liabilities and Shareholders’ Equity	$556,980	$553,572

RAM Holdings Ltd.
Combined Statements of Income
(dollars in thousands)

	Three Months Ended March 31,
	2006	2005

Revenues
Gross premiums written	$14,576	$15,186
Change in unearned premiums	(3,870)	(6,199)

Premiums earned	10,706	8,987

Net investment income	5,395	4,182
Net realized gains (losses) on sale of investments	(220)	(333)
Net unrealized gains (losses) on credit derivatives	(3)	282

Total revenues	15,878	13,118

Expenses
Losses and loss adjustment expenses	1,099	539
Acquisition expenses	3,945	3,263
Operating expenses	3,539	2,372
Interest expense	682	682

Total expenses	9,265	6,856

Net Income	$6,613	$6,262

Net income per common share:
Basic	$0.26	$0.24
Diluted	0.25	0.24
Weighted-average number of common shares outstanding:
Basic	25,884,755	25,917,295
Diluted	25,943,860	26,043,585

Reconciliations of Operating Earnings and Operating Earnings per diluted share to Net Income and Net Income per diluted share:
Net income	$6,613	$6,262
Less: Realized gains (losses) on investments	220	333
Less: Unrealized gains (losses) on credit derivatives	3	(282)

Operating Earnings	$6,836	$6,313

Net income per diluted common share	$0.25	$0.24
Less: Realized gains (losses) on investments	0.01	0.01
Less: Unrealized gains (losses) on credit derivatives	0.00	(0.01)

Operating earnings per diluted share	$0.26	$0.24

Par Value and Adjusted Premiums
(dollars in thousands )

	1st Quarter
	2006	2005
Par Written	$2,099,601	$2,900,746

Reconciliation of Adjusted Premiums Written to Net Premiums Written:

GAAP Premiums Written	$14,576	$15,186
Less: Installment Premiums Written	$6,835	$6,366

Upfront Premiums Written	$7,741	$8,820
Plus: PV of Installment Premiums Written*	$12,684	$21,289

Adjusted Premiums Written	$20,425	$30,109
* Due to the timing of reports to us by our ceding companies, the present value of estimated installment premiums is reported on a one-quarter lag.